Exhibit 10.2

August 4, 2014

Mr. John E. Dean
ITT Educational Services, Inc.
13000 North Meridian Street
Carmel, IN 46032-1404

Dear John:

This letter agreement (this “Agreement”) is intended to set forth the terms of your compensation in connection with your role as Executive Chairman of the Board of Directors (the “Board”) of ITT Educational Services, Inc. (collectively with its subsidiaries, affiliates, successors and assigns, the “Company”), commencing as of the date hereof.

Accordingly, you and the Company agree as follows:

1. Base Salary.  While you remain employed as Executive Chairman, you will be entitled to an annual base salary of $575,000, which will be paid to you in accordance with the Company’s regular payroll practices.

2. Restricted Stock Unit Award.  On the date hereof, you will receive a grant of restricted stock units (“RSUs”) with respect to shares of Company common stock with an aggregate grant date value of $1 million.  The number of RSUs granted to you will be determined based on the per share closing price of the Company’s common stock on the New York Stock Exchange on the date hereof.  The terms and conditions of the RSUs will be set forth in an award agreement which will provide that (a) the RSUs will vest in full on the first anniversary of the grant date, provided that you continue to serve the Company as an employee and/or director through such date, and (b) will vest in full immediately in the event that your service with the Company terminates prior to such date as a result of death or disability (the latter, as defined in the Company’s Amended and Restated 2006 Equity Compensation Plan).

3. Other Compensation.  You will not be entitled to any other compensation in connection with your role as Executive Chairman and, during the period that you serve as Executive Chairman, you will no longer be entitled to any additional annual retainer or annual equity-based awards as a result of your service on the Board.  Notwithstanding the foregoing, you will be entitled to retain the 2014 annual retainer that you have already received, and you will continue to vest, based on your service as Executive Chairman, in the equity-based awards previously granted to you in connection with your service as a non-employee director of the Company.

4. Business Expense Reimbursement.  You will be entitled to reimbursement of business expenses incurred in connection with your role as Executive Chairman, including expenses relating to retaining counsel, which you will have the authority to retain to the extent reasonably necessary in the performance of your duties.

5. Continuation of Board Service.  You and the Company acknowledge and agree that following the Company’s elimination of the role of Executive Chairman, you will remain on the Board as a non-employee director for the remainder of your term as then in effect.

6. General Provisions. (a) Modification or Waiver; Entire Agreement.  No provision of this Agreement may be modified or waived except in a document signed by you and a person authorized by the Board.  Failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term or any other term of this Agreement.  This Agreement contains the entire agreement of you and the Company with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between you and the Company, whether written or oral, with respect to the subject matter hereof.

(b) Governing Law; Dispute Resolution.  The validity, construction and interpretation of this Agreement and the rights and duties of you and the Company will be governed by the laws of the State of Delaware without reference to the Delaware choice of law rules.  You and the Company hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware for the purposes of any dispute arising out of this Agreement.  You and the Company hereby waive, to the fullest extent permitted by applicable law, any right you or it may have to a trial by jury in respect of any dispute arising directly or indirectly out of, under or in connection with this Agreement.

(c) Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

To the most recent address on file with the Company

If to the Company:

ITT Educational Services, Inc.
13000 North Meridian Street
Carmel, IN 46032-1404
Attention:  Chairman of the Compensation Committee

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Facsimile No.: (212) 474-3700
Attention:  Jennifer S. Conway, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d) Miscellaneous.  (i) You may not assign any right or interest to, or in, any payments payable under this Agreement until they have become due from the Company; provided, however, that this prohibition does not preclude you from designating in writing one or more beneficiaries to receive any amount that may be payable after your death and does not preclude the legal representative of your estate from assigning any right under this Agreement to the person or persons entitled to it.

(ii) This Agreement will be binding upon and will inure to your benefit, the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns and the Company and its successors.

(iii) The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

(iv) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to the Company.  If, at the time of your separation from service (within the meaning of Section 409A), (A) you are a "specified employee" (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable under this agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.  For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).  Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit.  Further, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(v) All payments made to you or on your behalf under this Agreement will be reduced by any amount that the Company is required by law to withhold in advance payment of your federal, state and local income, wage and employment tax liability.

(e) Successors to Company.  This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, and any successor will be substituted for the Company under the terms of this Agreement.  As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company.  Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

(f) Execution in Counterparts.  This Agreement may be executed in counterparts (including by facsimile or by PDF), and by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.

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If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter.

/s/ Ryan L. Roney
NAME:  Ryan L. Roney
TITLE:  Executive Vice President, Chief Administrative and Legal Officer and Secretary

Date:8-4-2014

Accepted and Agreed to:

/s/ John E. Dean
John E. Dean

Date:8/4/2014